Exhibit 10.13

SEPARATION AGREEMENT AND
MUTUAL RELEASE

This Separation Agreement and Mutual Release (“Agreement”) is entered into on August 9, 2013 between PetroShare Corp., a Colorado corporation (“Company”) and Steven K. Garrison, an individual (“Garrison”).  The Company and Garrison may sometimes be referred to as the “Parties” and individually as a “Party.”

Garrison is the Vice President, Marketing and Finance, Secretary and a director of the Company, and the owner of 1,500,000 shares of the Company’s common stock and options to acquire an additional 500,000 shares of its common stock.

Garrison has agreed to transfer and surrender 1,000,000 shares of common stock to the Company, to cancel the options and resign as an officer and director of the Company, effective immediately.

The Company has agreed to release Garrison from any claims that it may have against him arising from his tenure as an officer and director of the Company and Garrison has agreed to release the Company from any claims that he may have against it.

The Parties desire to memorialize the terms and conditions of this separation and surrender of securities.

NOW THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.            Surrender of Shares by Garrison. Simultaneously with the execution of this Agreement, Garrison has tendered to the Company stock certificate No. 52, representing 1,500,000 shares of common stock of the Company.  Of that amount, Garrison agrees to surrender for permanent cancellation 1,000,000 shares, which shall be returned to the treasury of the Company and be added to its authorized but unissued capital.  Garrison shall retain 500,000 shares of common stock free of any claim by the Company.

2.            Issuance of New Certificate.  The Company shall cause certificate No. 52 to be cancelled and issue a new certificate in the amount of 500,000 shares of common stock in the name of Garrison or as otherwise directed by him.  The Company shall cause this certificate(s) to be delivered to Garrison within five business days of the execution of this Agreement.

3.            Cancellation of Stock Options.  Garrison agrees that the stock options granted to him under the Equity Incentive Plan of the Company and represented by that certain Option Agreement dated December 15, 2012 are hereby cancelled, and of no further force or effect.

4.            Resignation as an Officer and Director of the Company.  Garrison hereby resigns as the Vice President, Marketing and Finance, Secretary and a director of the Company, effective immediately.

5.            Release by the Company.  The Company hereby completely releases, acquits and forever discharges Garrison, his successors, heirs, and personal representatives, of and from any and all claims, demands, obligations, actions, causes of action, rights, damages, costs, liabilities, expenses and compensation of any kind or nature whatsoever, whether known or unknown, which could have been asserted against Garrison, whether for equitable relief or for compensatory or punitive damages, whether based on a tort, contract, statute or other theory of recovery (“Company Claims”), including, but not limited to, all Company Claims resulting from or arising out of Garrison’s service as an officer and director of the Company, directly or indirectly, through the date hereof.

6.            Release by Garrison.  Garrison hereby completely releases, acquits and forever discharges the Company, it’s officers, directors, agents, successors and assigns, of and from any and all claims, demands, obligations, actions, causes of action, rights, damages, costs, liabilities, expenses and compensation of any kind or nature whatsoever, whether known or unknown, which could have been asserted against the Company, whether for equitable relief or for compensatory or punitive damages, whether based on a tort, contract, statute or other theory of recovery (“Garrison Claims”), including, but not limited to, all Garrison Claims through the date hereof.

7.            Voluntary Act of the Parties.  The Parties acknowledge that the actions contemplated by this Agreement represent the free and voluntary act of each Party, and in the case of the Company, have been approved by all necessary corporate action.

8.            Entire Agreement.  This Agreement contains the entire agreement of the Parties relating to the subject matter hereof and may only be modified by an agreement in writing, signed by the Party to be charged.

WHEREFORE, the Parties have executed this Agreement to be effective the day and year written above.

The Company: PetroShare Corp., a Colorado corporation By: /s/ Stephen J. Foley Stephen J. Foley Chief Executive Officer Garrison: /s/ Steven K. Garrison Steven K. Garrison